EXHIBIT 99(a)

News release

---------------AT THE COMPANY---------------

Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
Wednesday, February 15, 2012

UFPI reports an 11.4 percent increase in fourth quarter 2011 net sales
--Sales grow in four of five markets; by double-digits in three--
--Excluding noncash adjustments, earnings improve by $1.8 million--

GRAND RAPIDS, Mich., Wed., Feb. 15, 2012 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced 2011 fourth-quarter results that included net sales of $422.0 million, up 11.4 percent over fourth-quarter 2010 net sales of $378.7 million. For the fourth quarter of 2011, the Company saw a loss of $1.7 million, or ($.09) per diluted share, compared to 2010 fourth-quarter earnings of $124,000, or $0.01 per diluted share.

Fourth-quarter earnings for 2011 were negatively impacted by $2.7 million and for 2010 by $0.5 million in noncash impairment charges for closed facilities. In addition, fourth-quarter 2010 results benefited from a $2.3 million noncash tax benefit associated with removing a valuation allowance against a deferred tax asset. Excluding the after-tax impact of these noncash adjustments in both periods, the Company had a profit of $26,000 in the fourth quarter of 2011 and a net loss of $1.8 million in the fourth quarter of 2010. (See table, “Reconciliation of Reported Net Earnings to Pro Forma Net Earnings,” page 3.)

Annual net sales for 2011 were $1.82 billion, down 3.6 percent from 2010 annual net sales of $1.89 billion.  Annual net earnings for 2011 were $0.23 per diluted share compared with annual net earnings of $0.89 per diluted share for 2010.

“We are encouraged by the sales growth in the fourth quarter as well as the impact of our cost reductions on our bottom line,” said CEO Matthew J. Missad. “I’m very proud of the way our people climbed out of the hole we were in after the first six months of the year. The results from our continuing operations trended much better in the fourth quarter.”

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Universal Forest Products, Inc.

“Our balance sheet remains very strong,” Missad added. “We have the business model we need for growth and a strong capital structure to fund our growth. Most importantly, our people are energized and eager to achieve our goals.”

The Company’s results also were impacted by an additional week in the reporting period and the year (a 14-week fourth quarter and 53-week year in 2011, compared to a 13-week fourth quarter and 52-week year in 2010). This additional week saw $16 million in sales (which, due to seasonal factors and three holiday non-work days in the week is less than half the average weekly sales volume for the year), and an estimated net loss of $1.5 million, due to the low sales volume from the shortened work week.

By market, the Company posted the following 2011 fourth-quarter gross sales results:

Retail building materials: $165.3 million, an increase of 7.7 percent over the same period of 2010. Universal continued to execute on strategies to diversify by adding more independent retail customers, to provide a broader mix of products to big box and independent retailers alike, and to focus on profitable business opportunities.

Industrial packaging/components: $128.6 million, up 22.4 percent over the fourth quarter of 2010. The Company grew sales at a time when industrial production in the United States rose at an annual rate of 3.1 percent (fourth quarter 2011 over fourth quarter 2010). The Company continues to focus on adding customers and products, on expanding its reach into non-wood packaging materials and on providing complete packaging solutions.

Manufactured housing: $67.3 million, an increase of 35.1 percent over the same period of 2010. Unit sales to this market increased due to a rise in industry production of HUD-code homes related to orders from FEMA and strong demand for temporary housing in some areas of the country related to shale oil and gas development. In addition, Universal’s distribution business continued to add product lines and expand share. Shipments of HUD-code homes in October 2011 and November 2011 were up 41.5 percent and 53.1 percent, respectively, compared to the same months of 2010.

Residential construction: $46.6 million, down 19.2 percent from the same period of 2010. The Company saw a unit sales decline of approximately 21 percent in the fourth quarter of 2011 from the same period of 2010, due primarily to plant closures and to the Company’s focus on doing its best to accept only business that will enhance its results and bottom line. Total housing starts were up 17.9 percent September to November 2011 compared to the same period of 2010, including a 2.1 percent decrease in single-family starts and an increase of 88.3 percent in multifamily starts.

Commercial construction and concrete forming: $20.9 million, an increase of 16.8 percent over 2010. The Company has expanded its sales reach and market penetration and has had new success with designed component offerings. Universal continues to see opportunities in the concrete forming business, in which it manufactures and/or supplies forms and other materials for concrete construction projects. This highly fragmented market capitalizes on Universal’s engineering and manufacturing capabilities and nationwide presence.

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Universal Forest Products, Inc.

RECONCILIATION OF REPORTED NET EARNINGS TO PRO FORMA NET EARNINGS
	Quarter Period
(In thousands)	2011	2010
Net earnings (loss) attributable to controlling interest	$(1,674)	$124

Noncash adjustments:
Impairment charges, net of tax benefit	1,700	350
Change in deferred tax asset valuation allowance		(2,300)

Pro forma net earnings (loss) attributable to controlling interest	$26	$(1,826)

OUTLOOK
The Company believes continued challenging economic conditions and uncertainties in the housing market limit its ability to provide meaningful guidance for ranges of likely financial performance; therefore, the Company will not resume the practice of providing guidance in the foreseeable future.

CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thursday, February 16, 2012. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at 800.299.8538 or internationally at 617.786.2902. Use conference pass code 25728380. The call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through Friday, March 16, 2012, domestically at 888-286-8010 or internationally at 617-801-6888. Use replay pass code 45278892.

UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for DIY/retail home centers and other retailers, structural lumber products for the manufactured housing industry, engineered wood components for residential and commercial construction, specialty wood packaging and components for various industries, and forming products for concrete construction. The Company's consumer products subsidiary offers a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice. Its lawn and garden group offers an array of products, such as trellises and arches, to retailers nationwide. Universal’s subsidiaries also provide framing services for the site-built construction market. Founded in 1955, Universal Forest Products is headquartered in Grand Rapids, Mich., with operations throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainty.  Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions.  Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED
DECEMBER 2011/2010
	Quarter Period				Year to Date
(In thousands, except per share data)	2011		2010		2011		2010

NET SALES	$422,023	100%	$378,685	100%	$1,822,336	100%	$1,890,851	100%

COST OF GOODS SOLD	374,655	88.8	332,664	87.8	1,622,609	89.0	1,660,896	87.8

GROSS PROFIT	47,368	11.2	46,021	12.2	199,727	11.0	229,955	12.2

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	45,534	10.8	47,802	12.6	181,363	10.0	197,617	10.5
NET LOSS ON DISPOSITION OF ASSETS,EARLY RETIREMENT, AND OTHER IMPAIRMENT AND EXIT CHARGES	2,657	0.6	528	0.1	6,353	0.3	2,049	0.1

EARNINGS (LOSS) FROM OPERATIONS	(823)	(0.2)	(2,309)	(0.6)	12,011	0.7	30,289	1.6

INTEREST, NET	877	0.2	872	0.2	3,166	0.2	3,248	0.2

EARNINGS (LOSS) BEFORE INCOME TAXES	(1,700)	(0.4)	(3,181)	(0.8)	8,845	0.5	27,041	1.4

INCOME TAXES (BENEFIT)	(634)	(0.2)	(3,636)	(1.0)	2,874	0.2	7,200	0.4

NET EARNINGS (LOSS)	(1,066)	(0.3)	455	0.1	5,971	0.3	19,841	1.0

LESS NET (EARNINGS) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(608)	(0.1)	(331)	(0.1)	(1,422)	(0.1)	(2,430)	(0.1)

NET EARNINGS (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$(1,674)	(0.4)	$124	-	$4,549	0.2	$17,411	0.9

EARNINGS (LOSS) PER SHARE - BASIC	$(0.09)		$0.01		$0.23		$0.91

EARNINGS (LOSS) PER SHARE - DILUTED	$(0.09)		$0.01		$0.23		$0.89

WEIGHTED AVERAGE SHARES OUTSTANDING FOR BASIC EARNINGS (LOSS)	19,472		19,210		19,409		19,232

WEIGHTED AVERAGE SHARES OUTSTANDING FOR DILUTED EARNINGS (LOSS)	19,472		19,443		19,535		19,476

SUPPLEMENTAL SALES DATA
	Quarter Period				Year to Date
Market Classification	2011	%	2010	%	2011	%	2010	%
Retail Building Materials	$165,300	38%	$153,540	40%	$838,994	45%	$916,469	47%
Residential Construction	46,619	11%	57,718	15%	203,217	11%	241,314	13%
Commercial Construction and Concrete Forming	20,874	5%	17,878	5%	77,503	4%	68,183	4%
Industrial	128,646	30%	105,130	27%	493,038	27%	450,407	23%
Manufactured Housing	67,301	16%	49,828	13%	244,662	13%	245,769	13%
Total Gross Sales	428,740	100%	384,094	100%	1,857,414	100%	1,922,142	100%
Sales Allowances	(6,717)		(5,409)		(35,078)		(31,291)
Total Net Sales	$422,023		$378,685		$1,822,336		$1,890,851

Universal Forest Products, Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
DECEMBER 2011/2010

(In thousands)
ASSETS	2011	2010	LIABILITIES AND EQUITY	2011	2010

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$11,305	$43,363	Accounts payable	$49,433	$59,481
Accounts receivable	131,292	126,780	Accrued liabilities	43,092	59,044
Inventories	194,697	190,390
Assets held for sale	-	2,446	Current portion of long-term debt and capital leases	40,270	712
Other current assets	20,899	19,836

TOTAL CURRENT ASSETS	358,193	382,815	TOTAL CURRENT LIABILITIES	132,795	119,237

OTHER ASSETS	15,380	11,455	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	12,200	54,579
INTANGIBLE ASSETS, NET	167,966	172,975
PROPERTY, PLANT AND EQUIPMENT, NET	222,468	222,151	OTHER LIABILITIES	36,413	34,404
			EQUITY	582,599	581,176

TOTAL ASSETS	$764,007	$789,396	TOTAL LIABILITIES AND EQUITY	$764,007	$789,396

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE TWELVE MONTHS ENDED
DECEMBER 2011/2010
(In thousands)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings attributable to controlling interest	$4,549	$17,411

Adjustments to reconcile net earnings attributable to controlling interest to net cash from operating activities:
Depreciation	30,804	30,429
Amortization of intangibles	5,183	6,919
Expense associated with share-based compensation arrangements	1,361	2,418
Excess tax benefits from share-based compensation arrangements	(36)	(430)
Expense associated with stock grant plans	167	214
Deferred income tax (credit)	(1,939)	(2,708)
Net earnings attributable to noncontrolling interest	1,422	2,430
Net (gain) loss on sale or impairment of assets	2,490	1,239
Changes in:
Accounts receivable	(7,043)	(18,428)
Inventories	(4,496)	(24,946)
Accounts payable	(9,964)	9,646
Accrued liabilities and other	(11,242)	5,143
NET CASH FROM OPERATING ACTIVITIES	11,256	29,337

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(32,932)	(26,950)
Acquisitions, net of cash received	-	(6,529)
Proceeds from sale of property, plant and equipment	1,814	835
Purchase of patents	(175)	(4,589)
Advances of notes receivable	(2,468)	(5,780)
Collections of notes receivable	472	227
Other, net	289	13
NET CASH FROM INVESTING ACTIVITIES	(33,000)	(42,773)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under revolving credit facilities	(2,109)	2,109
Repayment of long-term debt	(745)	(744)
Debt issuance costs	(946)	-
Proceeds from issuance of common stock	2,971	2,333
Purchase of additional noncontrolling interest	(402)	(1,227)
Distributions to noncontrolling interest	(1,413)	(1,244)
Capital contribution from noncontrolling interest	80	450
Dividends paid to shareholders	(7,818)	(7,727)
Repurchase of common stock	-	(4,999)
Excess tax benefits from share-based compensation arrangements	36	430
Other, net	32	8
NET CASH FROM FINANCING ACTIVITIES	(10,314)	(10,611)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(32,058)	(24,047)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	43,363	67,410

CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,305	$43,363

SUPPLEMENTAL INFORMATION:
Cash paid (refunded) during the period for:
Interest	3,654	3,554
Income taxes	6,163	(1,698)